Exhibit 99.1

NEWS RELEASE For immediate release Laura Clark 904 598 7831 LauraClark@RegencyCenters.com

Regency Centers Announces Transfer to Nasdaq Stock Market

Ticker symbol to remain “REG”

JACKSONVILLE, FL, (October 29, 2018) – Regency Centers Corporation (NYSE: REG) (“Regency” or the “Company”) today announced that it will voluntarily transfer its stock exchange listing from the New York Stock Exchange (“NYSE”) to the Nasdaq Global Select Market, effective November 13, 2018. The last day of trading on the NYSE is expected to be November 12, 2018. Regency’s stock will continue to trade under its existing “REG” symbol.

“We are excited to have Nasdaq as our new exchange partner. Our Company and our shareholders will benefit from Nasdaq’s industry leading trading platform, market model, and advisory services,” said Martin E. “Hap” Stein, Jr., Chairman and Chief Executive Officer. “We are eager to benefit from the new opportunities and synergies offered at Nasdaq as they support the execution of our strategic objectives.”

“Regency Centers’ targeted mission to connect people and communities along with their unparalleled culture has set them apart in the REIT sector for more than 50 years,” said Nelson Griggs, President, Nasdaq Stock Exchange. “We are proud to welcome Regency to Nasdaq and we look forward to supporting their vision through our new partnership.”

About Regency Centers Corporation (NYSE: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit regencycenters.com.